News Release

Mattson Technology Contact	Investor & Media Contact
Lauren Vu	Laura Guerrant-Oiye
Mattson Technology, Inc.	Guerrant Associates
tel +1-510-492-6250	tel +1-808-882-1467
fax +1-510-492-5930	lguerrant@guerrantir.com
lauren.vu@mattson.com

FOR IMMEDIATE RELEASE

MATTSON TECHNOLOGY BOARD OF DIRECTORS ELECTS SCOTT
PETERSON TO SUCCEED RETIRING JOHN BOLGER AS CHAIRMAN OF
AUDIT COMMITTEE

FREMONT, Calif. - December 14, 2010 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced the retirement of John C. Bolger and the appointment of D. Scott Peterson to serve on its Board of Directors. Bolger joined Mattson's Board in December 2006 and served as Chairman of the Audit Committee and as a member of the Nominating & Governance Committee. Peterson will succeed Bolger as the Chairman of the Audit Committee and serve on the Company's Nominating and Governance Committee.

"We appreciate John's many contributions to Mattson Technology during his tenure over the past four years on the Board and wish him the very best for his retirement," said Kenneth Kannappan, Chairman of Mattson's Board of Directors. "We are very pleased that Scott is joining the Board and believe his deep accounting knowledge and financial management expertise will be a valuable asset to Mattson Technology."

"My retirement was part of a planned reduction of board commitments," said Bolger. "I have enjoyed my time on Mattson Technology's Board and am proud of the progress the Company has made over the past several years in delivering on its strategic objectives. I wish my colleagues every success in continuing this progress."

- Page 1 of 2 -

"Mattson Technology has positioned itself to grow in the next several years," said Peterson. "I am pleased to join the Company's Board of Directors and look forward to working closely with the Mattson Technology team on our goal of creating growth opportunities and building value for our shareholders."

Before retiring in April 2010 after nearly 32 years of service at Ernst & Young LLP, Peterson led the firm's Pacific Northwest Area Assurance practice and served as senior advisory partner to many of its technology clients, including clients in the semiconductor industry. He also served as lead audit partner in numerous emerging, venture-backed technology companies, participating in IPOs, equity offerings, financings, mergers, acquisitions and other strategic transactions. Peterson is a certified public accountant and served as a Practice Fellow at the Financial Accounting Standards Board (1987-1989). He graduated summa cum laude with a bachelor and master's degree in Accounting from Brigham Young University.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Rapid Thermal Processing and Etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON/(510) 657-5900. Internet: www.mattson.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms　10 K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

###

- Page 2 of 2 -